As filed with the Securities and Exchange Commission on August 13, 2007

Registration Statement No. 333-132911

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.	DELAWARE	13-2740599
(Exact Name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
MERRILL LYNCH CAPITAL TRUST III	DELAWARE	26-0688620
(Exact Name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 World Financial Center

New York, New York 10080

(212) 449-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICHARD ALSOP, ESQ.

General Counsel

Corporate Law

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

(212) 449-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

NORMAN D. SLONAKER, ESQ. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019	DONALD R. CRAWSHAW, ESQ. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Junior Subordinated Debt Securities of Merrill Lynch & Co., Inc.
Trust Preferred Securities of Merrill Lynch Capital Trust III (the “Trust Preferred Securities”)
Guarantees of Merrill Lynch & Co., Inc. with respect to the Trust Preferred Securities

(1)	An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee, except for $3,346,275 that has been previously paid with respect to securities that were previously registered in the original Registration Statement and have not been sold thereunder.
(2)	Merrill Lynch & Co., Inc. is also registering pursuant to this Registration Statement guarantees that it may have with respect to Trust Preferred Securities issued by Merrill Lynch Capital Trust III. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate consideration will be received for any such guarantee.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement (File No. 333-132911) is being filed by Merrill Lynch & Co., Inc. (“ML&Co.”) and Merrill Lynch Capital Trust III for the purpose of (i) adding Merrill Lynch Capital Trust III, a statutory trust formed under the laws of the State of Delaware (the “Trust”), as an issuer and co-registrant to the Registration Statement hereunder, (ii) registering additional securities pursuant to Rule 413(b) under the Securities Act and filing a base prospectus relating to such additional securities and (iii) filing additional exhibits to the Registration Statement. No changes or additions are being made hereby to the existing base prospectus that already forms a part of the Registration Statement. Accordingly, such existing base prospectus is being omitted from this filing. This Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission (the “Commission”).

Merrill Lynch & Co., Inc.

Junior Subordinated Debt Securities

Merrill Lynch Capital Trust III

Trust Preferred Securities

Guaranteed by Merrill Lynch & Co., Inc.

We will provide specific terms of any offering of these securities in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealer or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other affiliate of ours may use this prospectus in a market-making transaction in any of these or similar securities after its initial sale.

The date of this prospectus is August 13, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10-K for the year ended December 29, 2006;

•	quarterly reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007; and

•

current reports on Form 8-K filed with the SEC dated January 18, 2007, January 25, 2007, January 30, 2007, February 2, 2007, February 7, 2007, February 15, 2007, February 27, 2007, February 28, 2007, March 1, 2007, March 5, 2007, March 7, 2007, March 8, 2007, March 12, 2007, March 14, 2007, March 15, 2007, March 16, 2007, March 21, 2007, March 28, 2007, April 4, 2007, April 5, 2007 (except under Item 7.01), April 19, 2007, April 25, 2007, April 27, 2007, April 30, 2007, May 2, 2007, May 9, 2007, May 14, 2007, May 18, 2007, May 23, 2007, May 30, 2007, May 31, 2007, June 1, 2007, June 4, 2007, June 6, 2007, June 25, 2007, June 26, 2007, June 29, 2007, July 1, 2007, July 3, 2007, July 5, 2007, July 17, 2007, July 26, 2007, August 3, 2007 and August 9, 2007.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038.

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You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of ML&Co. or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in those documents. You should read all information supplementing this prospectus.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006 and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities are as follows:

Registration fee*	$
Fees and expenses of accountants		$250,000
Fees and expenses of counsel		$1,700,000
NASD filing fee		$75,500
Fees and expenses of Trustees and Warrant Agents		$1,275,000
Printing expenses		$2,000,000
Printing and engraving of securities		$600,000
Rating agency fees		$650,000
Stock exchange listing fees		$600,000
Miscellaneous		$20,000

Total		$7,170,500

*	An unutilized fee of $3,346,275 previously paid with respect to securities that were previously registered in the original Registration Statement has been applied to the fee payable pursuant to this Registration Statement. The payment of any additional filing fee is deferred pursuant to Rules 456(b) and 457(r).

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.

Article XIII, Section 2 of the Restated Certificate of Incorporation of ML&Co. provides in effect that, subject to certain limited exceptions, ML&Co. shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.

Each of the underwriting and distribution agreements and forms thereof filed as Exhibit 1 provides for the indemnification of ML&Co., its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The directors and officers of ML&Co. are insured under policies of insurance maintained by ML&Co., subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. In addition, ML&Co. has entered into contracts with all of its directors providing for indemnification of such persons by ML&Co. to the fullest extent authorized or permitted by law, subject to certain limited exceptions. ML&Co. has established trusts to fund its obligations, up to the amount of trust assets, that may arise under these agreements and also to directors, officers and employees under the provisions of the General Corporation Law of the State of Delaware and ML&Co.’s Restated Certificate of Incorporation.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number		Description	Incorporation by Reference to Filings Indicated
1	—	Form of Underwriting Agreement for Trust Preferred Securities.*
4(a)	—	Junior Subordinated Indenture, dated as of December 14, 2006, including form of Junior Subordinated Debt Security, between ML&Co. and The Bank of New York, as Trustee.	Exhibit 4(a) to ML&Co.’s Current Report on Form 8-K dated December 14, 2006.
4(b)	—	Certificate of Trust of Merrill Lynch Capital Trust III.**
4(c)	—	Trust Agreement of Merrill Lynch Capital Trust III.**
4(d)	—	Form of Amended and Restated Trust Agreement of Merrill Lynch Capital Trust III, including form of Trust Preferred Security.**
4(e)	—	Form of Guarantee Agreement between ML&Co. and The Bank of New York, as Guarantee Trustee.**
5(a)	—	Opinion of Sidley Austin LLP.**
5(b)	—	Opinion of Morris, Nichols, Arsht and Tunnell LLP.**
8	—	Opinion of Sidley Austin LLP with respect to certain tax matters.*
23(a)	—	Consent of Sidley Austin LLP (included as part of Exhibit 5(a)).**
23(b)	—	Consent of Morris, Nichols, Arsht and Tunnell LLP (included as part of Exhibit 5(b)).**
23(c)	—	Consent of Deloitte & Touche LLP.	Exhibit 23 to ML&Co.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006.
24	—	Power of Attorney of certain Directors (contained on signature page).**
25(a)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Property Trustee under the Trust Agreement of Merrill Lynch Capital Trust III.**
25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Junior Subordinated Indenture and as Guarantee Trustee under the Guarantee Agreement.**

*	To be filed by Current Report on Form 8-K and incorporated by reference herein.
**	Filed herewith.

Item 17. Undertakings

1. The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a)(i), (1)(a)(ii) and 1(a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(e) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(f) that, for purposes of determining any liability under the Securities Act, each filing of an annual report of the undersigned registrant pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Merrill Lynch & Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 13th day of August, 2007.

MERRILL LYNCH & CO., INC.

By:	/S/ JEFFREY N. EDWARDS

Name:	Jeffrey N. Edwards
Title:	Senior Vice President and Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Stanley O’Neal, the Chairman of the Board and Chief Executive Officer of the Registrant, Ahmass L. Fakahany, President and Chief Operating Officer of the Registrant, Gregory J. Fleming, President and Chief Operating Officer of the Registrant, Jeffrey N. Edwards, the Chief Financial Officer of the Registrant and Rosemary T. Berkery, the General Counsel of the Registrant, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3, any and all amendments thereto (including post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

* (E. Stanley O’Neal)	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* (Jeffrey N. Edwards)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* (Laurence A. Tosi)	Vice President and Finance Director (Principal Accounting Officer)

/S/ CAROL T. CHRIST (Carol T. Christ)	Director

Signature	Title

* (Armando M. Codina)	Director

/S/ VIRGIS W. COLBERT (Virgis W. Colbert)	Director

* (Alberto Cribiore)	Director

* (John D. Finnegan)	Director

/S/ JUDITH MAYHEW JONAS (Judith Mayhew Jonas)	Director

* (Aulana L. Peters)	Director

* (Joseph W. Prueher)	Director

* (Ann N. Reese)	Director

* (Charles O. Rossotti)	Director

Dated: August 13, 2007

*By:	/S/ JEFFREY N. EDWARDS
Name:	Jeffrey N. Edwards, Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, Merrill Lynch Capital Trust III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 13th day of August, 2007.

MERRILL LYNCH CAPITAL TRUST III

By:	/S/ MARLENE DEBEL
Name:	Marlene Debel
Title:	Administrative Trustee

Index to Exhibits

Exhibit Number		Description	Incorporation by Reference to Filings Indicated
1	—	Form of Underwriting Agreement for Trust Preferred Securities.*
4(a)	—	Junior Subordinated Indenture, dated as of December 14, 2006, including form of Junior Subordinated Debt Security, between ML&Co. and The Bank of New York, as Trustee.	Exhibit 4(a) to ML&Co.’s Current Report on Form 8-K dated December 14, 2006.
4(b)	—	Certificate of Trust of Merrill Lynch Capital Trust III.**
4(c)	—	Trust Agreement of Merrill Lynch Capital Trust III.**
4(d)	—	Form of Amended and Restated Trust Agreement of Merrill Lynch Capital Trust III, including form of Trust Preferred Security.**
4(e)	—	Form of Guarantee Agreement between ML&Co. and The Bank of New York, as guarantee Trustee.**
5(a)	—	Opinion of Sidley Austin LLP.**
5(b)	—	Opinion of Morris, Nichols, Arsht and Tunnell LLP.**
8	—	Opinion of Sidley Austin LLP with respect to certain tax matters.*
23(a)	—	Consent of Sidley Austin LLP (included as part of Exhibit 5(a)).**
23(b)	—	Consent of Morris, Nichols, Arsht and Tunnell LLP (included as part of Exhibit 5(b)).**
23(c)	—	Consent of Deloitte & Touche LLP.	Exhibit 23 to ML&Co.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006.
24	—	Power of Attorney of certain Directors (contained on signature page).**

25(a)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Property Trustee under the Trust Agreement of Merrill Lynch Capital Trust III.**
25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Junior Subordinated Indenture and as Guarantee Trustee under the Guarantee Agreement.**

*	To be filed by Current Report on Form 8-K and incorporated by reference herein.
**	Filed herewith.